EXHIBIT 10.2

                              EMPLOYMENT AGREEMENT

                  THIS EMPLOYMENT AGREEMENT is effective January 1, 1996, between Seiler Pollution Control Systems, Inc. ("Employer" or the "Corporation") with its principal office located at 555 Metro Place North, Suite 100, Dublin, Ohio 43017, and Alan B. Sarko ("Employee"), an individual who resides at 211 Blue Jay Drive, Worthington, Ohio 43235.
                                   WITNESSETH:
                  WHEREAS, Employer wishes to employ Employee as the Vice President of North American Operations of the Corporation on the terms and conditions stated in this Agreement, and Employee wishes to accept such employment;
                  NOW, THEREFORE, THE PARTIES AGREE AS FOLLOWS:
         1. Employment. Employer offers Employee, and Employee accepts, employment in the position of Vice President of North American Operations ("the Employment") under the terms and conditions of this Agreement. The Employment, which began prior to the effective date of this Agreement, shall continue for the term of this Agreement. Employee will be compensated for the Employment at an annual base salary of One Hundred Fifty Thousand Dollars (U.S.$150,000.00), to be paid monthly. Salary payments shall be subject to withholding and other applicable taxes. Employee shall receive perquisites equivalent to those of Employer's other executive officers of similar title. These perquisites shall include, but not be limited to participation in all life and health insurance plans, pension plans, company stock option plans, disability plans, bonus plans as well as reimbursement for club memberships and automobile expenses. In no event shall the benefits provided to employee be less, in the aggregate, than those provided as of the initial date of execution of this agreement.


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         2. Responsibilities. Employee's responsibilities in the Employment shall be the normal responsibilities for a person in the position of Vice President of North American Operations in a company such as Employer and shall be specified in detail as the Parties agree from time-to-time hereafter during the term of this Agreement. Employee shall use a high degree of skill, experience and care in performing the duties and responsibilities.
         3. Extent of Services. Employee shall devote his entire working time and attention of Employer's business and shall not engage in any other business activity, without the consent of Employer.
         4. Term. Subject to the early termination provisions provided in this agreement, the term of this agreement shall be five (5) years commencing on January 1, 1996 and ending on January 1, 2001.
         5. Escalation. Employee's base salary will automatically increase each year on January 1st, by an amount to be determined by the parties, but in no event less than the greater of 5% annually or the annual inflation percentage based on the consumer price index.
         6. Bonus. (a) Employee shall receive, as additional compensation, a bonus calculated on Employer's operating profit, as defined below, as follows:

             Operating Profit (U.S. Dollars)               Percent Payable
             -------------------------------               ---------------
                        0-3 million                                0%

                        3-5 million                                1%

                       5-20 million                              .75%


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                      20-50 million                              .50%

                   Excess of 50 million                          .25%

         (b) The term "operating profit" shall mean the combined gross income from the operations of Employer and its subsidiaries, other than capital gains, minus Employer's and subsidiaries' combined expenses, deductions, and credits attributable to such operations. The operating profit shall be determined on a consolidated basis by the annual audit prepared in accordance with generally accepted accounting principles by Employer's independent auditors, and their determination shall be binding and conclusive on the parties hereto. In computing the operating profit, no deduction shall be taken or allowance made for federal, state or foreign income taxes or for the payments required by this or other bonus or incentive plans.

         (c) Bonuses payable under this section shall be due and owing to Employee on April 1st of each year, for the preceding year, commencing on April 1, 1997, provided, however, that Employer's Board of Directors, in its sole discretion, may direct that payment of some or all of the bonus be deferred for a period of up to nine (9) months in order to protect Employer's cash flow.

         7. Termination.
                  (a) Death or Disability. This Agreement shall terminate on Employee's death or Disability (as defined below) prior to the end of the Term, or any extensions thereof. In this event, Employer shall be obligated to pay Employee (in the event of disability), or Employee's designated beneficiary or estate (in the event of death), Employee's entire salary, perquisites,

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bonuses, all accrued and unused annual leave, and any other amounts due and owing to Employee as of the date of his death or disability, for a period of one
(1) year or to the end of the contract term whichever is less. Employer shall have no further obligation to Employee under this Agreement.
                  (b) Termination with cause. The Board of Directors of the Corporation may elect to terminate Employee's employment for cause, as defined below, at any time during the term hereof or any extension thereof. In this event, Employee shall be paid only for all accrued unused annual leave, and other amounts due and owing to Employee as of the date of his termination, including, if applicable, all amounts payable under paragraph 8 hereof. Employer shall have no further obligations to Employee under this Agreement.
                  (c) Termination without cause. The Board of Directors of the Corporation may elect to terminate Employee's employment without cause at any time during the term hereof or any extension thereof. In this event, Employee shall only be paid his full base salary, bonus, and perquisites for the remaining term of this Agreement, plus all accrued unused annual leave and any other amounts due and owing to Employee, including if applicable, all amounts payable under paragraph 8 hereof. The Corporation shall have no further obligations to Employee under this Agreement.
                  (d) Termination by Employee. Employee shall have the right to terminate this Agreement at any time upon ninety (90) days written notice to the Corporation. In the event that Employee terminates this Agreement pursuant to this section, the Corporation shall pay Employee's full base salary plus all accrued unused annual leave through the Date of Termination. The Corporation shall have no further obligations to Employee under this Agreement.

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         8. Change in Control.
            (a) Severance Payment and Benefits If Termination Occurs Following
                Change in Control, or With Good Reason.

         If at any time during the term of this Agreement, any event constituting a change in control (as defined below) of the Corporation occurs and results in Employee's employment with the Corporation to terminate either
(i) by the Corporation without cause, or (ii) by Employee with Good Reason (as defined below), Employee shall be entitled to a severance payment and other benefits as follows:
           (b) Termination Without Cause or With Good Reason.
         If Employee's employment with Employer is terminated without cause by Employer or with Good Reason by Employee, then Employer shall pay Employee, upon demand, the following amounts (net of applicable payroll taxes):
                  (i) Employee's full base salary and bonus for the remaining term of this Agreement (calculated for each remaining year in accordance with paragraph 6 of this Agreement as if he continued to be employed by Employer through the remaining term of this Agreement) plus all accrued unused annual leave through the Date of Termination at the rate in effect on the date the change in control occurs.
                  (ii) As severance pay, an amount equal to the product of Employee's "Base Amount" multiplied by the number 3.00. As used in the previous sentence, Employee's "Base Amount" is Employee's annual compensation includible in his gross income for federal income tax purposes as of the date of termination or as of the date immediately preceding the change in control whichever is higher. This shall include base salary; non-deferred amounts under annual incentive (e.g. bonus); long-term performance benefits; profit-sharing plan benefits;

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retirement plan benefits (e.g. SEP or IRA); stock option plan benefits including ordinary income realized by the exercising of stock options during the term of the agreement; the ordinary income value, based on public market price, of any unexercised stock options (with any negative valued stock options valuated at zero); value of all perquisites; and the value of distributions for all previously deferred amounts for Employee under any benefit plan during the term of the agreement.
                  (c) Related Benefits.
         Unless Employee's employment is terminated by Employer for cause, or by Employee other than for Good Reason, Employer shall maintain in full force and effect, for Employee's continued benefit for one year after the Date of Termination, all noncash employee benefit plans, programs, or arrangements (including, without limitation, pension and retirement plans and arrangements, stock option plans, life insurance and health and accident plans and arrangements, medical insurance plans, disability plans, and vacation plans) in which Employee was entitled to participate immediately prior to the Date of Termination provided that Employee's continued participation is permissible after Termination under the general terms and provisions of such plans, programs, and arrangements; provided, however, that if Employee becomes eligible to participate in a benefit plan, program, or arrangement of another employer which confers substantially similar benefits upon Employee, Employee shall cease to receive benefits under this subsection in respect of such plan, program, or arrangement. In the event that Employee's participation in any such plan, program, or arrangement is not permitted, Employer shall arrange to provide Employee with benefits substantially similar to those which Employee is entitled to receive under such plans, programs and arrangements.

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         9. Excess Parachute Payment. In the event and to the extent that any payments or benefits Employee becomes entitled to pursuant to paragraph 8 of this Agreement would subject Employee to the excise tax imposed by section 4999 of the Internal Revenue Code of 1986, as amended (the "Code"), the amount of the payment that shall be payable under this Agreement shall be the largest amount that shall not trigger excise tax liability under section 4999 of the Code.
                  (a) Limitation on Payments - Basic Rule. Any provision of this Agreement to the contrary notwithstanding, in the event that the independent auditors retained by most recently prior to a Change in Control (the "Auditors") determine that any payment or transfer by the Corporation to or for the benefit of the Employee, whether paid or payable (or transferred or transferable) pursuant to the terms of this Agreement or otherwise (a "Payment"), would be nondeductible by the Corporation for federal income tax purposes because of section 280G of the Internal Revenue Code of 1986, as amended (the "Code"), then the aggregate present value of all Payments shall be reduced (but not below zero) to the Reduced Amount. For purposes of this section, the "Reduced Amount" shall be the amount, expressed as a present value, which maximizes the aggregate present value of the Payments without causing any Payment to be nondeductible by the Corporation because of section 280G of the Code.
                  (b) Limitation on Payments - Reduction of Payments. If the Auditors determine that any Payment would be nondeductible by the Corporation because of section 280G of the Code, then the Corporation, within five (5) business days after being notified by the Auditors, shall give the Employee notice to that effect and a copy of the detailed calculation thereof and of the Reduced Amount. The Employee may then elect, in the Employee's sole

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discretion, which and how much of the Payments shall be eliminated or reduced
(as long as after such election, the aggregate present value of the Payments equals the Reduced Amount) and shall advise the Corporation in writing of his or her election within thirty (30) days receipt of notice. If no such elections are made by the Employee within such 30-day period, then the Corporation may elect which and how much of the Payments shall be eliminated or reduced (as long as after such election the aggregate present value of the Payments equal the Reduced Amounts) and shall notify the Employee promptly of such election. For purposes of this section 9, present value shall be determined in accordance with section 280G(d)(4) of the Code. All determinations made by the Auditors under this section 9 shall be binding upon the Corporation and the Employee and shall be made within 60 days of the date of the employment termination.
                  (c) Limitation on Payments - Overpayments and Underpayments. As a result of uncertainty in the application of section 280G of the Code, at the time of an initial determination by the Auditors hereunder, it is possible that Payments will have been made by the Corporation which should not have been made (an "Overpayment") or that additional Payments which will not have been made by the Corporation could have been made (an "Underpayment"), consistent in each case with the calculation of the Reduced Amount hereunder. In the event that the Auditors, based upon the assertion of a deficiency by the Internal Revenue Service against the Corporation or the Employee which the Auditors believe has a high probability of success, determine that an Overpayment has been made, such Overpayment shall be treated for all purposes as a loan to the Employee which the Employee shall repay to the Corporation, together with interest at the applicable federal rate provided for in section 7872(f)(2)(A) of the Code; provided, however, that no amount shall be payable by the

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Employee to the Corporation if and to the extent that such payment would not reduce the amount which is subject to taxation under section 4999 of the Code. In the event that the Auditors determine that an Underpayment has occurred, such Underpayment shall promptly be paid or transferred by the Corporation to or for the benefit of the Employee, together with interest at the applicable federal rate provided for in section 7872(f)(2)(A) of the Code.
         10. Payment if Termination Occurs Following Change in Control for Cause, or Without Good Reason.
         If Employee's employment shall be terminated following a change in control of the Corporation, by the Employer for cause, or by Employee other than for Good Reason, Employee shall be paid only for all accrued unused annual leave, and other amounts due and owing to the Employee as of the date of his termination. Employer shall have no further obligations to Employee under this Agreement.
         11. No Mitigation. Employee shall not be required to mitigate the amount of any payment provided for in this Agreement by seeking other employment or otherwise, nor, except as expressly set forth herein, shall the amount of any payment provided for in this Agreement be reduced by any compensation earned by Employee as the result of employment by another employer after the Date of Termination, or otherwise.
         12. Definitions of Certain Terms. For the purpose of this Agreement, the terms defined in this Agreement shall have the meanings assigned to them herein.
                 (a) Cause. Termination of Employee's employment by Employer for "Cause" shall be mean termination because Employee was convicted of a felony or a crime of moral turpitude, breached any fiduciary duty to Employer involving personal profit, engaged in willful

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misconduct, committed an act of fraud, embezzlement, or theft, or committed an act intentionally against the interest of the Corporation which caused the Corporation material injury,
                  (b) Change in Control. A "Change in Control" of Employer shall mean:
                      (i) A change in control of a nature that would be required to be reported in response to Item 1(a) of Form 8-K as in effect on the date hereof pursuant to the Securities Exchange Act of 1934 (the "Exchange Act"); provided that, without limitation, such a change in control shall be deemed to have occurred at such time as any Person hereafter becomes the "Beneficial Owner" (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of thirty (30) percent or more of the combined voting power of the Corporation's voting securities; or
                      (ii) During the term of this agreement, individuals who at the beginning of such period constitute the Board cease for any reason to constitute at least a majority thereof unless the election, or the nomination for election by the Corporation's shareholders, of each new director was approved by a vote of at least two-thirds of the directors then still in office who were directors at the beginning of the period; or
                      (iii) There shall be consummated (i) any consolidation or merger of Employer in which Employer is not the continuing or surviving corporation or pursuant to which voting securities would be converted into cash, securities, or other property, other than a merger of Employer in which the holders of voting securities immediately prior to the merger have the same proportionate ownership of common stock of the surviving corporation immediately after the merger, or (ii) any sale, lease, exchange, or other transfer (in one transaction or a series of related transactions) of all, or substantially all of the assets of Employer.

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                  (c) Date of Termination. "Date of Termination" shall mean (i)
if Employee's employment is terminated by the Employer for Disability, thirty
(30) days after Notice of Termination is given (provided that Employee shall not have returned to the performance of his duties on a full-time basis during such 30-day period), and (ii) if Employee's employment is terminated for any other reason, the date on which Notice of Termination is given.
                  (d) Disability. Employee shall be deemed to have a disability for purposes of this Agreement if he is absent from his duties with and is unable to perform the essential duties of his office with reasonable accommodation on a full-time basis for 180 consecutive days as a result in incapacity due to physical or mental illness and a failure to return to the performance of his duties on a full-time basis during the 30-day period after Notice of Termination is given.
         (e) Good Reason. Termination by Employee of his employment for "Good Reason" shall mean termination based on any of the following:
                      (i) A change in Employee's status or position(s) with the Employer, which in employee's reasonable judgment, does not represent a promotion from his status or position(s), or any removal of him from, or any failure to re-appoint or reelect him to, such position(s), except in connection with the termination of his employment for Cause or Disability or as a result of his death or by him other than for Good Reason.
                      (ii) A reduction by the Corporation in Employee's base salary as in effect immediately prior to the Change in Control.
                      (iii) The failure by the Corporation to continue in effect any Plan (as hereinafter defined) in which Employee was participating at the time of the change in control of the Corporation (or Plans providing him with at least substantially similar benefits) other than

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as a result of the normal expiration of any such Plan in accordance with its terms as in effect at the time of the Change in Control, or the taking of any action, or the failure to act, by the Corporation which would adversely affect Employee's continued participation in any of such Plans on at least as favorable a basis to Employee as is the case on the date of the Change in Control or which would materially reduce Employee's benefits in the future under any of such Plans or deprive Employee of any material benefit enjoyed by him at the time of the Change in Control.
                  (iv) The failure by the Corporation to provide and credit Employee with the number of paid vacation days to which he is then entitled in accordance with the Corporation's normal vacation policy as in effect immediately prior to the Change in Control.
                  (v) The Corporation's requiring Employee to be based anywhere other than where Employee's office is located immediately prior to the Change in Control except for required travel on the Corporation's business to an extent substantially consistent with the business travel obligations which Employee undertook on behalf of the Corporation prior to the Change in Control.
                  (vi) The failure by the Corporation to obtain from any successor the assent to this Agreement.
                  (vii) Any refusal by the Corporation to continue to allow Employee to attend to matters or engage in activities not directly related to the business of the Corporation which, prior to the Change in Control, Employee was permitted by the Board to attend to or engage in.

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                  For purposes of this subsection, "Plan" shall mean any
compensation plan such as an incentive or stock option plan or any employee benefit plan such as a thrift, pension, profit sharing, medical, disability, accident, life insurance plan, or a relocation plan or policy or any other plan, program, or policy of the Corporation intended to benefit employees.
                  (f) Notice of Termination. A "Notice of Termination" of Employee's employment given by the Corporation shall mean a written notice given to Employee of the termination of his employment which shall indicate the specific termination provision in this Agreement relied upon, and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Employee's employment under the provision so indicated.
                  (g) Person. The term "Person" shall mean and include any individual, corporation, partnership, group, association, or other "person," as such term is used in Section 3(a)(9) of the Exchange Act, other than the Corporation or any employee benefit plan(s) sponsored by the Corporation.
         13. Notice. For the purposes of this Agreement, notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when delivered or mailed by United States certified or registered mail, return receipt requested, postage prepaid, addressed to the respective addresses set forth on the first page of this Agreement, provided that all notices to the Corporation shall be directed to the attention of the Chief Executive Officer of the Corporation with a copy to the Secretary of the Corporation, or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.

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         14.      Proprietary Information
                  (a) Confidentiality. In consideration of the Employment, Employee promises to hold the Employer Information (defined below) confidential between himself and the rest of the world. He further promises not to disclose the existence or contents of the Employer Information or any part thereof to any person or entity anywhere in the world and not to use the Employer Information in any way, for a period beginning on the effective date of this Agreement and ending three (3) years after the termination thereof. The foregoing prohibition on disclosure by Employee is subject to the following exceptions:
         (i) Employee may disclose the Employer Information to Employer and its employees, agents, and independent contractors during the Employment, but only to the extent that the persons to whom the Employer Information is disclosed have a need to know.
         (ii) Employee may disclose the Employer Information with Employer's prior express written permission.
         (iii) Employee may disclose any of the Employer Information (a) which was in the public domain at the time of its disclosure to him, (b) which becomes public through disclosure by Employer, (c) which he later receives from a third party that had no access to the Employer Information or (d) which he is required to disclose by affirmative governmental order. In the event of (d), Employee shall give notice to Employer in sufficient time for Employer to object to such disclosure.
         (iv) Employee will not be subject to this section if wrongfully discharged, and such wrongful discharge is not remedied timely.

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                  (b) Employer Information. During the Employment, Employee will gain access to proprietary information and trade secrets of Employer ("Employer Information"). Employer Information may be in the form of verbal statements and descriptions; or may be in tangible form and, more particularly, may consist of hardware, software, or programming; of diagrams and other technical and engineering information; of customer and marketing data, plans, or ideas; or of financial projections, estimates, or other data; or of information concerning Employer's operations and results. Employee acknowledges that the Employer Information is a unique and valuable asset of Employer and is highly confidential regardless of its status, or lack thereof, as a trade secret, copyright, trademark, or patent. Employee further acknowledges that title to the Employer Information remains totally and solely in Employer regardless of its disclosure to him or others. Employer acknowledges that knowledge gained prior to employment by Employment, even in the area of Employer Information, is not Employer Information and is not subject to confidentiality.
                  (c) Return of Employer Information. At the end of the Employment, Employee shall immediately return to the possession of Employer any Employer Information in tangible form in his possession (i.e., not solely in his memory), and shall not retain any copies, summaries, descriptions, or lists thereof of any kind.
                  (d) Binding Agreement. Employee's obligations under this section shall survive the termination of this Agreement for any reason.
                  (e) Covenant Not To Compete. Employee promises not to pursue, acquire, or accept ownership (other than mere stock ownership not of a control basis), manage, operate, control, or consult with respect to management or operations, with any person or entity that

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competes with Employer, anywhere in the United States, for a period beginning on the effective date of this Agreement and ending two (2) years after its termination. Employee acknowledges that Employer operates or plans to operate its business on a national business, and that the geographic scope of this covenant is therefore reasonable. The parties hereby agree to the reasonableness of these restrictions. This provision shall not apply if Employee is terminated pursuant to paragraph 7(c) or paragraph 8(b).
         15. Savings Clause. If any portion of this Agreement shall be declared invalid, it is the intention of the parties that such invalidity shall cause this Agreement to be reformed rather than declared void in toto, and that it be reformed only to the minimum extent necessary to conform it to law.
         16. No Assignment. Each party understands and acknowledges its unique and personal value to the other party. Accordingly, the responsibilities under this Agreement shall not be assigned or delegated.
         17. Amendment and Waiver. This Agreement may be amended only by a writing signed by both the parties. Any variation of its terms and conditions shall apply only to the particular transaction with respect to which such variation shall have been made, and shall not be generally construed as modifying the Agreement with respect to any prior or subsequent transaction. A party's failure to object to or take affirmative action with respect to any conduct that is in violation of this Agreement shall not be construed as a waiver of the violation, or of any prior or subsequent violation.
         18. Choice of Law. This Agreement shall be governed by and interpreted under the laws of the State of Ohio, notwithstanding principles of choice of law.

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         19. Remedies. The Parties acknowledge that injunction and other equitable remedies (as well as other remedies) are appropriate relief in any controversy or claim arising out of or relating to this Agreement or its breach (actual or threatened).
         20. Integration. The foregoing constitutes the entire agreement and understanding of the Parties and supersedes all prior negotiation, correspondence, undertakings and agreements between them.
         WHEREFORE, Employer and Employee have affixed their signatures hereto, intending to be legally bound.

                                          EMPLOYER
                                          SEILER POLLUTION CONTROL SYSTEMS, INC.

June 29, 1996                       By /s/ Werner Heim
- -------------                          ---------------
      Date
                                            Its President


                                            EMPLOYEE


June 29, 1996                       /s/ Alan B. Sarko
- -------------                       -----------------
      Date


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